IRREVOCABLE ACCEPTANCE OF OFFER

                                 GAIL E. PIERSON

                            Matheson Ormsby Prentice
                                   Solicitors
                                30 Herbert Street
                                    Dublin 2

Gail E. Pierson
c/o Riverdeep Group plc
3rd  Floor,
Upper Hatch Street,
Dublin 2

                                                                20 January, 2003

Dear Madam,

OFFER FOR RIVERDEEP GROUP PLC

     1.   We confirm that:

          (a) Subject to the terms and conditions of this letter, Hertal Acquisitions plc (the "Offeror") will within 28 days of the announcement by it of a firm intention to make an offer for the whole of the issued and to be issued share capital of Riverdeep Group plc ("Riverdeep") make a general offer (the "Offer") for the whole of the issued ordinary share capital of Riverdeep (other than shares already beneficially owned by it).

          (b) The Offer will substantially reflect the terms and conditions set out in a press announcement of the Offer (the "Press Announcement") in the form set out in the Second Schedule hereto, together with such additional terms and conditions as may be required to comply with the requirements of Irish law, the Listing Rules of the Irish Stock Exchange (the "Listing Rules") and the Irish Takeover Panel Act, 1997 Takeover Rules 2001 (the "Takeover Rules").

2. In consideration of the agreement by the Offeror to make the Offer, you hereby irrevocably and unconditionally undertake and, agree with and warrant and represent to the Offeror that for as long as this undertaking remains in effect:-

     (a) you are the beneficial owner of or otherwise able to control the exercise of all rights attaching to the options ("Options ") over Ordinary Shares in Riverdeep ("Securities") specified in the First Schedule hereto and have all relevant authority to accept (or procure the acceptance of) the Offer in respect of any Securities which may be issued pursuant to exercise of the Options and to transfer such Securities free from all claims, liens, charges and encumbrances, restrictions or other third party rights whatsoever and together with all rights attaching to them as envisaged by the terms of the Offer, including the right to all dividends and other distributions (if any) declared made or paid after the issue of Securities pursuant to exercise of the Options ;

     (b) the Options specified in the First Schedule hereto are all the Options directly or indirectly owned or controlled by you or in which you have any interest;

     (c) you will accept (or procure acceptance of) the Offer in respect of all the Securities which may be issued pursuant to exercise of the Options and you will deliver (or procure the delivery of) duly completed form(s) of acceptance and/or letter(s) of transmittal together with the share certificate(s) and/or other document(s) of title and/or evidence of authority in accordance with the terms of the Offer, within five Business Days (a Business Day being a day (other than a Saturday or Sunday) on which clearing banks are generally open for business in Ireland) following the issue to you of Securities as a consequence of your exercise of Options;

     (d) insofar as there are any other shares or securities in Riverdeep of which you shall after the date hereof become the beneficial owner or otherwise able to control the exercise of rights attaching thereto or have any interest in ("Other Riverdeep Securities") you will accept (or procure the acceptance of) the Offer while it remains open in respect of all such Other Riverdeep Securities and you will deliver (or procure the delivery of) duly completed form(s) of acceptance and/or letter(s) of transmittal together with the share certificate(s) and/or other document(s) of title and/or evidence of authority in accordance with the terms of the Offer, as soon as practicable and, in any event not later than 5.00pm (Irish time) on the first closing date of the Offer (the "First Closing Date") or the fifth Business Day after you become the beneficial owner of or otherwise able to control the exercise of rights attaching to or have any interest in such Other Riverdeep Securities, whichever is the latest;

     (e)  unless and until the Offer lapses or is withdrawn, you will:-

          (i) not sell, transfer, charge, encumber, pledge or grant any option over or otherwise dispose of any of the Options, any Securities issued pursuant to exercise of the Options or Other Riverdeep Securities, or any interest in any of the Options, Securities issued pursuant to exercise of the Options or Other Riverdeep Securities or permit the sale, transfer, charging, encumbrance pledging or grant of any option over or other disposal thereof, except to the Offeror under the Offer and in accordance with paragraphs 2(c) and 2(d) above; or

         (ii) not accept any other offer in respect of any Securities issued pursuant to exercise of the Options or Other Riverdeep Securities whether conditional or unconditional (by whatever means such offer is to be implemented) or solicit or enter into discussions regarding any general offer for the issued share capital of Riverdeep; or

        (iii) not withdraw any acceptances referred to in paragraphs 2(c) and 2(d) above in respect of any Securities issued pursuant to exercise of the Options or Other Riverdeep Securities even though you may become entitled to withdraw it under the Takeover Rules or any provision in the formal document containing the Offer (the "Offer Document"); or

         (iv) exercise all voting rights attaching to Securities issued pursuant to exercise of the Options and any Other Riverdeep Securities in such manner as to enable the Offer to be made and to become unconditional and oppose the taking of any action which might result in any condition of the Offer not being satisfied and in particular, to vote in favour of the resolutions to be proposed at the EGM (as defined in the announcement of the firm intention to make the Offer ("Announcement")) in respect of the resolutions referred to in clause 2(g) of Appendix II to the Announcement; or

          (v) not enter into any agreement or arrangement with any third party whether conditionally or unconditionally to do any or all of the acts referred to in this sub-paragraph (e) or which would or might in any way restrict the disposal of any Securities issued pursuant to exercise of the Options or Other Riverdeep Securities except pursuant to the Offer and you will not make and will refrain from making any statement and you will not take and will refrain from taking any action which is in any way prejudicial to the Offer;

     (f) in accordance with the Takeover Rules, particulars of your obligations hereunder and your dealings in the share capital of Riverdeep in the period beginning twelve months prior to the date of the Offer Period and those of other parties related to you as required by the Takeover Rules, the Listing Rules and/or applicable law will be contained in the Offer Document and you will supply all relevant details to us for this purpose (and you will promptly notify us in writing of any changes to those details while the Offer remains open for acceptance);

     (g) unless and until the Offer lapses or is withdrawn by the Offeror, you will use your best efforts to procure that, in so far as is possible by the exercise of your voting rights as a director or shareholder of Riverdeep, such meetings of directors or members of Riverdeep as may be necessary in accordance with the requirements of the Irish Takeover Panel under the Takeover Rules to approve the participation of members of management of Riverdeep in the Offeror shall be convened and held;

     (h) to the extent that any Securities issued pursuant to exercise of the Options or Other Riverdeep Securities are not registered in your name, you will procure the registered holder(s) to act in accordance with the terms of your obligations under this paragraph 2.

          This paragraph 2 shall not require that you expend any money or procure the expending of any money.

          The warranties and undertakings contained in paragraphs (a) to (h) of this paragraph 2 shall be extinguished in their entirety by completion of the sale and purchase of the Securities or the termination of the undertaking in accordance with paragraph 9, whichever is the earlier to occur.

3. The obligation of the Offeror to make or to procure the making of the Offer becomes unconditional on your delivering to the Offeror before 1.00 p.m. (Irish time) on 20 January 2003 the attached copy of this letter duly executed by you under seal, provided that:-

     (i) the release of the Press Announcement (with such amendments as the Offeror may agree with the directors of Riverdeep) has been authorised by or pursuant to a resolution of the board of directors of Riverdeep or a duly authorised committee thereof, such authorisation not being withdrawn prior to the release and the release occurring on or prior to 20 January 2003;

    (ii) no event or circumstance has occurred or become known to the Offeror in consequence of which the Irish Takeover Panel in accordance with the Takeover Rules requires or permits the Offeror not to make the Offer;

   (iii) the pre-conditions set out in Appendix 1 of the Press Announcement have been satisfied.

4. You acknowledge that, if you fail to accept or procure the acceptance of the Offer in accordance with your obligations under paragraph 2 or should otherwise be in breach of any of your obligations under this letter, damages alone will not be an adequate remedy and that an order for specific performance will be an essential element of any adequate remedy for such failure or breach.

5. If the Offer is made by a wholly owned subsidiary of the Offeror, the benefit of your obligations hereunder shall extend to such party but otherwise neither the undertaking nor the benefit of any other aspect of this letter or the obligations hereunder shall be assignable or transferable in any manner whatsoever.

6. This letter supersedes any previous written or oral agreement between you and the Offeror in relation to the matters dealt with in this letter and contains the whole agreement between you and the Offeror relating to the subject matter of this letter at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. Each party hereto acknowledges that it has not been induced to sign this letter by any representation, warranty or undertaking not expressly set out in it.

7. In this letter, references to the Offer shall include any revised offer (pursuant to which holders of Riverdeep Ordinary Shares are entitled to receive not more than US$1.66 per Riverdeep Ordinary Share) by the Offeror which in the reasonable opinion of the Independent Directors is at least as favourable to shareholders of Riverdeep as the original Offer.

8.   It is agreed that:-

     (a) any time, date or period mentioned in this letter may be extended by mutual agreement between the parties but as regards any time, date or period originally fixed or so extended time shall be of the essence;

     (b) this letter shall be governed by and construed in accordance with the laws of Ireland and the parties hereto submit to the non-exclusive jurisdiction of the courts of Ireland in relation to any matters arising in relation to this letter and;

     (c) by signing this letter, you acknowledge that particulars of this undertaking may be contained in the formal document detailing terms of the Offer and may be available for inspection during the period for which the Offer remains open for acceptance.

9. Notwithstanding any other provision of this letter, which shall be superseded to the extent of any conflict with this paragraph by the terms of this paragraph, the undertaking given by you in this letter and all your obligations hereunder shall cease to have effect and no party hereto or to whom the undertaking may be extended as permitted by paragraph 4 shall have any claims against any of the other if:-

     (a) the Offer Document has not been posted on or before 17 February 2003, being the date 28 days after the Press Announcement has been issued; or

     (b)  the Offer is withdrawn or lapses; or

     (c)  the  Independent   Directors   withdraw  or  adversely   modify  their
          recommendation of the Offer as set out in the Press Announcement.

Yours faithfully,

/s/Anthony Mulderry
-----------------------------------
FOR AND ON BEHALF OF HERTAL ACQUISITIONS PLC



/s/Paul D'alton by power of attorney
-----------------------------------
for GAIL E. PIERSON

                                 FIRST SCHEDULE

                                 The Securities

Names of registered holder                 No of Options over Ordinary Shares of
                                           US$0.10 each in Riverdeep

Gail E. Pearson                            2,350,000

                                 SECOND SCHEDULE

                             The Press Announcement